Exhibit 10.1

FOURTH ADDENDUM TO LEASE

          This Fourth Addendum to Lease (the “Fourth Addendum”) is made and entered into this 25th day of June, 2012, as an addendum to that certain Lease for the real property located at 350 Oak Grove Parkway, Vadnais Heights, Minnesota, made as of December 15, 2003, by and between VRT Properties, LLC, as successor to Vadnais Heights Investment Company, a Minnesota general partnership, MCHA Capital, LLC, a Minnesota limited liability company, Robert Tipler and Richard K. Mathews, (“Lessor”) and Angeion Corporation, a Minnesota corporation, and Medical Graphics Corporation, a Minnesota corporation (collectively “Tenant”), as amended by the First Addendum to Lease, the Second Addendum to Lease and the Third Addendum to Lease (as amended, the “Lease”). All capitalized terms in the Lease shall have the same meaning in this Fourth Addendum.

          WHEREAS, the term of the Lease is set to expire on December 31, 2012, and Lessor and Tenant desire to enter into this Fourth Addendum regarding Tenant’s continued occupancy of the Premises and certain other matters relating to the extension.

          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lessor and Tenant agree to the following:

          The following sections of the Lease are hereby amended by this Fourth Addendum:

1.	TERM. The term of the Lease shall be extended for sixty (60) months commencing January 1, 2013 and terminating on December 31, 2017.

2.

RENT. During the sixty (60) month extension period, Tenant shall pay rent to Lessor in the following amounts, which for each year shall be payable in equal monthly installments as set forth below, payable in advance on the first day of each month:

	Annual Rent	Monthly Rent
First year	$305,914.32	$25,492.86
Second year	$312,032.61	$26,002.72
Third year	$318,273.26	$26,522.77
Fourth year	$324,638.72	$27,053.23
Fifth year	$331,131.50	$27,594.29

3.

COSTS. Tenant agrees to continue to pay all costs and expenses relating to the leased premises consistent with the terms of the Lease and consistent with the ordinary course of business established by Tenant and Lessor during the term of the Lease, including without limitation, all operating expenses, taxes, utilities, maintenance and repairs, except for those specifically described below.

4.

IMPROVEMENTS. Lessor agrees to complete and pay for those improvements described on Exhibit A, attached hereto and incorporated herein. Lessor and Tenant agree that the improvements will be completed according to an agreed-upon schedule. Tenant agrees to cooperate with Lessor to permit Lessor to schedule and complete the work efficiently and on-time.

5.

BROKER FEE. Lessor agrees to pay Tenant’s broker, Philip J. Kluesner of Gannett Peak Partners, a broker fee equal to two percent (2%) of the rent payable over the sixty (60) month extension; provided however, that Tenant’s broker must share the fee with

Lessor’s counsel Steven D. Snelling of Snelling Law Office, LLC, in a proportion to be negotiated and agreed to by Tenant’s broker and Lessor’s counsel. The fee shall be payable upon execution of this Fourth Addendum by Lessor and Tenant.

          Except as amended or modified herein, all other provisions of the Lease remain in full force and effect.

          IN TESTIMONY WHEREOF, Lessor and Tenant have executed this Fourth Addendum to Lease as of the day and year first above written.

LESSOR:		TENANT:

VRT Properties, LLC		Angeion Corporation

By:	/s/ Albert M. Hafner	By:	/s/ Robert M. Wolf
Its:	Owner	Its:	CFO

Medical Graphics Corporation

		By:	/s/ Robert M. Wolf
		Its:	CFO